Exhibit 10.26

AMENDMENT

TO THE

SALLIE MAE 401(k) SAVINGS PLAN

This Amendment Number One to the Sallie Mae 401(k) Savings Plan as most recently restated effective as of January 1, 2010 is effective as of the dates set forth below by SLM Corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Sallie Mae 401(k) Savings Plan, originally effective as of April 1, 1974 (the “Plan”);

WHEREAS, the Company reserves the right to amend the Plan, by action of its Board of Directors or its designee, pursuant to Section 12.01 of the Plan;

WHEREAS, the Company has delegated the authority to amend the Plan to the management of the Company; and

WHEREAS, the Company has determined that the Plan must be amended, effective as of various dates provided herein, to make changes required by the Heroes Earnings Assistance and Relief Tax Act of 2008.

NOW, THEREFORE BE IT RESOLVED, that the Plan is amended in the following particulars, effective as of the dates stated below (additions bolded and double underlined, deletions struck-through):

1.	Effective January 1, 2007, Section 1.02 of the Plan shall be amended to add the following sentence at the end of the first paragraph:

In addition, the Plan was amended by the First Amendment to the Sallie Mae 401(k) Savings Plan (as most recently restated as of January 1, 2010), effective January 1, 2007 (or such later effective date provided therein), to incorporate certain changes required by the Heroes Earnings Assistance and Relief Tax Act of 2008.

2.	Effective January 1, 2009, the following new subsection (i) is added to Section 2.32 of the Plan after the current subsection (h):

(i) any differential wage payment (as defined in section 3401(h)(2) of the Code) made by the Employer.

3.	Effective January 1, 2009, Section 4.07(b) of the Plan shall be amended to read as follows:

(b) For the purposes of section 415 of the Code and this Section 4.07, compensation means wages as reported in Box 1 on Form W-2, or in such other box or on such other form as may be designated for purposes of withholding tax by the Federal government. Compensation shall also include elective deferrals, as defined in section 402(g) of the Code, and amounts that are excluded from compensation under section 125 or 457 of the Code. Effective January 1, 2008, the definition of compensation for purposes of applying the limitations under section 415 of the Code shall comply with Treasury Regulations § 1.415(c)-2(d)(4) and shall be subject to the following:

(i) Compensation for a limitation year shall also include the following amounts if paid by the later of 2 1/2 months after the Participant’s severance from employment or the end of the limitation year that includes the date of the Participant’s severance from employment: payments of regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift deferential), commissions, bonuses, or other similar payments; provided that, absent a severance from employment, the payments would have been made to the Participant while the Participant continued employment with the Corporation or an Affiliated Employer.

(ii) Any payment not described in Section 4.07(b)(i) above will not be included in compensation if paid after the Participant’s severance from employment, even if paid by the later of 2 1/2 months after the date of severance from employment or the end of the limitation year that includes the date of the severance from employment; provided, however, that compensation shall include amounts paid by the Corporation or an Affiliated Employer to an individual who does not currently perform services for the Corporation or an Affiliated Employer by reason of qualified military service (within the meaning of section 414(u)(5) of the Code) to the extent such amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the Corporation or Affiliated Employer rather than entering qualified military service.

(iii) Compensation shall not include amounts in excess of the applicable dollar limit under section 401(a)(17) of the Code, as adjusted by the Internal Revenue Service for increases in the cost of living determined in accordance with section 401(a)(17)(B) of the Code and the regulations and other guidance issued thereunder.

(iv) Compensation shall include any differential wage payment (as defined in section 3401(h)(2) of the Code) made by the Employer.

4.	Effective January 1, 2007, Section 7.01 of the Plan shall be amended to read as follows:

1.02 Vesting. The amounts, if any, credited to a Participant’s voluntary contribution, participant contribution, Employee Contribution, Employer Matching Contribution, Employer Discretionary Profit-Sharing Contribution, Service Contract Act Contribution, Qualified Non-Elective Contribution, and Rollover Contribution sub-accounts are nonforfeitable. Notwithstanding the foregoing, matching contributions made to the Sallie Mae Retirement Savings Plan on behalf of a Participant prior to July 1, 2004 and transferred to the Participant’s Employee Account under this Plan on or as soon as practicable after January 1, 2010 shall become vested in accordance with the following schedule:

Years of Vesting Service	Percent Vested
Less than one	0%
1 year	0%
2 years	50%
3 years	100%

and matching contributions made to the Pioneer Credit Recovery 401(k) Savings Plan that were transferred to the Sallie Mae Retirement Savings Plan on January 1, 2005 and again transferred to the Participant’s Employee Account under this Plan on or as soon as practicable after January 1, 2010 shall become vested in accordance with the following schedule:

Years of Vesting Service	Percent Vested
Less than one	0%
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years	100%

A Participant shall become one hundred percent (100%) vested in any amounts credited to his Employer Core Contribution sub-account upon the Participant’s completion of one (1) Year of Vesting Service.

Notwithstanding the foregoing, a Participant shall become one hundred percent (100%) vested in all amounts in the Participant’s Employee Account upon the earlier of the Participant reaching Normal Retirement Age or upon the Participant’s Severance from Service Date, when such severance is due to the Participant’s death or Disability. In addition, if a Participant dies on or after January 1, 2007 while performing qualified military service (as defined in section 414(u)(5) of the Code), the Participant shall become one hundred percent (100%) vested in all amounts in the Participant’s Employee Account.

5.	Effective January 1, 2007, the following new Section 8.07 is added to the Plan:

8.07 Death of a Participant During Qualified Military Service. If a Participant dies while performing qualified military service (as defined in section 414(u)(5) of the Code) on or after January 1, 2007, the Participant’s Beneficiaries shall be entitled to any additional benefits (other than benefit accruals) under the Plan as if the Participant had died during service with the Employer.

6.	Effective January 1, 2009, Section 14.05 of the Plan shall be amended to read as follows:

14.05 Fund to be for the Exclusive Benefit of Participants. The contributions of the Employers to the Fund shall be for the exclusive purpose of providing benefits to the Participants and their Beneficiaries and no part of the Fund shall revert to the Employers, except as follows:

(a) if a contribution is made to the Fund by an Employer under mistake of fact, such contribution shall be returned within one (1) year after its payment; or

(b) if any part or all of a contribution is disallowed as a deduction under section 404 of the Code with respect to an Employer, then to the extent of such disallowance it may be returned to the Employer within one (1) year after the disallowance. Employer contributions made to the Plan are conditioned on deductibility under section 404 of the Code. Notwithstanding the prior sentence, at the election of the Employer, contributions that are not deductible under section 404 of the Code solely because of section 404(a)(7) of the Code may be maintained in the Plan, provided such contributions do not exceed the greater of (i) the amount of contributions not in excess of six percent (6%) of compensation (within the meaning of section 404(a) of the Code and including any differential wage payment (as defined in section 3401(h)(2) of the Code) made by the Employer) paid or accrued (during the taxable year for which the contributions were made) to beneficiaries under the Plan, or (ii) the sum of Employer Matching Contributions plus the amount of contributions described in section 402(g)(3)(A) of the Code.

7.	Effective January 1, 2007, Section 14.11 of the Plan shall be amended to read as follows:

14.11 Special Rule Relating to Military Service. Notwithstanding any provision in this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with section 414(u) of the Code and the mandatory provisions of the Heroes Earnings Assistance and Relief Tax Act of 2008.

FURTHER RESOLVED, that the proper officers of the Company are authorized and directed to take all such actions, execute all such documents, and undertake any other actions that are necessary or desirable, in their discretion, to effectuate the foregoing resolutions, including the making of amendments (including amendments required by the Internal Revenue Service) to the above described Plan and the Trust Agreement maintained thereunder, in connection with the implementation of the above described actions, and filing the Plan with the Internal Revenue Service for a determination letter with respect to the qualification of the Plan under Section 401(a) for the Internal Revenue Code.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on December 31, 2010.

SLM CORPORATION

By:	/s/ Jon Kroehler